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Exhibit 21.1

TechTarget, Inc.
List of Subsidiaries

Subsidiary Legal Name	Employer ID Number	% Owned	State/Country Incorporated
Bitpipe, Inc.	04-3442108	100%	DE
TechTarget Securities Corporation	20-1921630	100%	MA
TechTarget Limited	NA	100%	United Kingdom
KnowledgeStorm, Inc.	58-2512952	100%	GA

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  Exhibit 21.1